HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________            Email: harttrinen@aol.com
Will Hart                                                         (303) 839-0061
Fax: (303) 839-5414


                                 August 20, 2014

Karina Dorin
Securities and Exchange Commission
100 F Street, N.E.
 Washington, D.C. 20549

      Re:   Synergy Resources Corporation
            -----------------------------
            Form 10-K for Fiscal Year Ended August 31, 2013
            File No. 1-35245


      This office represents Synergy Resources Corporation (the "Company"). The Company plans to respond to the Staff's letter dated August 5, 2014 by September 3, 2014

                                          Very Truly Yours,

                                          HART & HART, LLC

                                          s/ William T. Hart

                                          By  William Hart
















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